EXHIBIT 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated and effective as of April 3, 2006 (the “Effective Date”) is by and between US Dataworks, Inc., a Nevada corporation (the “Company”), and Mario Villarreal (“Villarreal”). In consideration of the mutual covenants and promises contained herein, the parties agree as follows.
     WHEREAS, the Company deems it essential that it have the advantage of the services of Villarreal and desires to enter into a continuing agreement of employment with him, and to provide Villarreal with compensation, including stock options.
ARTICLE 1
GENERAL PROVISIONS
     Section 1.1 Employment. The Company hereby employs Villarreal, and Villarreal accepts such employment by the Company upon the terms and conditions hereof.
     Section 1.2 Term. Subject to earlier termination as specifically set forth herein, the initial term of this Agreement shall be commencing on the Effective Date and continuing until April 3, 2008 (the “Term”). The Term shall be extended automatically without further action by either party for successive one (1) year terms (each extension expiring on the anniversary of April 2), unless either party shall have served not less than ninety (90) days prior written notice upon the other party that this Agreement shall terminate.
     Section 1.3 Termination. Villarreal’s employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the “Termination Date”):
     (a) Pursuant to Section 1.2.
     (b) In the event of Villarreal’s death or disability as set forth in Section 3.7.
     (c) Termination of Villarreal’s employment by the Company for cause without any prior notice (except as specifically set forth below), upon the occurrence of any of the following events (each of which shall constitute “Cause”):
          (i) any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by Villarreal;
          (ii) gross malfeasance by Villarreal in the conduct of Villarreal’s duties;
          (iii) breach of this Agreement or any of the Company’s written policies and, if such breach is capable of being cured, as determined by the Board of Directors of the Company (the “Board of Directors”), failure of Villarreal to cure such breach after notice and reasonable opportunity to cure such breach;
          (iv) gross neglect by Villarreal in carrying out Villarreal’s duties; or

          (v) willful violation by Villarreal of any applicable federal or state securities laws or regulations.
     (d) Termination of Villarreal’s employment by the Company at any time without Cause.
     (e) Termination by Villarreal of his employment at any time.
     Section 1.4 Termination Obligations: Return of Company Property. Upon termination of this Agreement, Villarreal shall promptly return all Company property. Likewise, the Company will promptly pay any monies due and payable in accordance with the terms of this Agreement and with other policies and procedures of the Company.
ARTICLE 2
POSITION AND DUTIES; OTHER BUSINESS ACTIVITIES
     Section 2.1 Position. Villarreal shall be employed as Executive Vice President and Chief Technical Officer of the Company. Villarreal shall report directly to the Chief Executive Officer of the Company.
     Section 2.2 Duties: Full Attention to Business. The primary focus of Villarreal’s employment is to develop and execute strategies for the delivery and installation of products in support of the revenue growth of the Company through the Payment Products Division. Villarreal shall be directly responsible for the supervision and management of the Company’s technology roadmap, the Company’s information technology strategy, and the development and support of all the Company’s products and shall perform such services for the Company that reasonably serve the purpose of this Agreement and/or meet the needs of the Company, and that are consistent with the position Villarreal holds. Villarreal shall devote his full business time, energies, interest, abilities, and productive efforts to the business of the Company. Except as may be approved by the Company’s Board of Directors, Villarreal shall not render any consulting services to others for compensation and, in addition, shall not engage in any activity which conflicts or interferes with his performance of duties hereunder. Notwithstanding the provisions of this Section 2.2, Villarreal may, with the prior written consent of the Board of Directors, engage in civic, charitable, or educational activities, provided that such service and activities do not, individually or in the aggregate, interfere with the performance of Villarreal’s duties under the Agreement.
     Section 2.3 Covenant Not To Compete During Term. During the Term, Villarreal shall comply in all respects with the Company’s written policies with respect to conflicts of interest. Except as may be approved by the Company’s Board of Directors, Villarreal shall not engage in or be interested, directly or indirectly, in any business or operation competitive with the Company. For the purpose of this paragraph, Villarreal shall be deemed to be interested in a business or operation which is competitive with the Company if Villarreal is a holder of five percent (5%) or more of the issued and outstanding ownership interests in such business or operation, or serves as a director, officer, employee, agent, partner, individual proprietor, lender, consultant, or independent contractor of such business or operation.

     Section 2.4 Non-Disclosure of Confidential Information. Villarreal acknowledges that in connection with his employment by the Company or its affiliates, he has and may acquire or learn “Confidential Information” of the Company by virtue of a relationship of trust and confidence between Villarreal and the Company. Villarreal warrants and agrees that during the Term he shall not disclose to anyone (other than to officers of the Company or to such other persons as such officers may designate), or use, except in the course of his employment with the Company or its affiliates, any Confidential Information acquired by him in the course of or in connection with his employment. As used herein, the term “Confidential Information” shall include, but not be limited to: all information of any type or kind, whether or not reduced to a writing and whether or not conceived, originated, discovered or developed in whole or in part by Villarreal, which is directly related to the Company, its operations, policies, agreements with third parties, its financial affairs and related matters, including business plans, strategic planning information, product information, purchase and sales information and terms, supplier negotiation points, styles and strategies, contents and terms of contracts between the Company and suppliers, advertisers, vendors, contact persons, terms of supplier and/or vendor contracts or particular transactions, potential supplies and/or vendors, or other related data; marketing information such as but not limited to, prior, ongoing or proposed marketing programs, presentations, or agreements by or on behalf of the Company, pricing information, customer bonus programs, marketing tests and/or results of marketing efforts, computer files, lists and reports, manuals and memos pertaining to the business of the Company, lists or compilations of vendor and/or supplier names, addresses, phone numbers, requirements and descriptions, contract information sheets, compensation requirements or terms, benefits, policies, and any other financial information whether about the Company, entities related or affiliated with the Company or other key information pertaining to the business of the Company, including but not limited to all information which is not generally available to or known in the information services industry (or is available only as a result of an unauthorized disclosure) and is treated by the Company as “Confidential Information” during the term of this Agreement, regardless of whether or not such Information is a “trade secret” as otherwise defined by applicable law unless such information is in the public domain.
     Section 2.5 No Solicitation of Company’s Employees. Villarreal specifically agrees that during the Term and for a period of one (1) year after his termination of employment with the Company, Villarreal shall not, directly or indirectly, either for himself or for any other person, firm, corporation, or legal entity, solicit any individual, then employed by the Company to leave the employment of the Company.
     Section 2.6 Ownership of Work Product and Ideas. Any discoveries, inventions, patents, materials, licenses and ideas applicable to the industry or relating to Villarreal’s services for the Company or its affiliates, whether or not patentable or copyrightable, created by Villarreal during his employment by the Company or its affiliates (“Work Product”) and all business opportunities within the industry (“Opportunities”) introduced to Villarreal by the Company or its affiliates will be owned by the Company, and Villarreal will have no personal interest in such, except to the extent that the Company allows Villarreal to invest or participate in or have other rights to such Work Product or Opportunities. Villarreal will, in such connection, promptly disclose any such Work Product and Opportunities to the Company and, upon request of the Company, will assign to the Company all right in such Work Product and Opportunities.

ARTICLE 3
COMPENSATION; BENEFITS
     Section 3.1 Salary. The Company shall pay Villarreal seven thousand seven hundred eight Dollars and thirty three cents ($7,708.33) on a semi-monthly basis, for an annualized base salary (“Base Salary”) of One Hundred Eighty Five Dollars ($185,000). Beginning with the first anniversary of the Effective Date and for each subsequent year of employment (or any portion of any such year), Villarreal shall be entitled to a Base Salary review by the Company to determine if any increase to Base Salary is warranted as a result of performance.
     Section 3.2 Bonus. The primary focus of Villarreal’s employment is to provide the technical direction for the Company, to manage the timely development of new product, and to support the increase of the Payment Products revenue with professional services support. As an incentive to achieving these objectives, a cash bonus, paid quarterly, equal to three and one-half percent (3.5%) of the revenue increase, if any, determined by comparing the Top-line Revenues for the prior fiscal year’s quarter against the Top-line Revenues for the current fiscal quarter (“Revenue Growth Bonus”) shall be paid to Villarreal within thirty (30) days of the Company’s fiscal quarter’s end. In the event that the Company’s cash position at the end of any fiscal quarter is such that the Company, in good faith, determines that it will not have sufficient cash to fund its business operations for the next three successive fiscal quarters, then, in lieu of an all cash Revenue Growth Bonus, Villarreal will, at his option, receive a Revenue Growth Bonus payable as follows: (i) cash in any portion Villarreal chooses, up to but not exceeding fifty percent (50%) of the Revenue Growth Bonus amount, and (ii) the remaining balance of the Revenue Growth Bonus shall be payable in shares of restricted common stock equal to one hundred ten percent (110%) of the non-cash balance of the Revenue Growth Bonus granted at the date of the current 10-q or 10-k filing. If the cash payment is not made, it will be accrued at a 10% interest rate. For the purpose of this Agreement, “Top-line Revenues” shall mean all revenues recognized by the Company for the Payment Products Division during the fiscal year in accordance with generally accepted accounting principles (GAAP) and as reported in the Company’s SEC Forms 10-q and 10-k. In the event Villarreal is paid a Revenue Growth Bonus and the Top-line Revenues for the fiscal quarter in question are subsequently adjusted (such adjustment being made in accordance with GAAP and reported as an amendment to the corresponding SEC Form 10-q or 10-k as such) then, as a result: (i) if the Revenue Growth Bonus is determined to have been underpaid, any resulting increase in cumulative commissions due will be promptly paid on the next succeeding payroll processing date; conversely, (ii) if the Revenue Growth Bonus is determined to have been overpaid (either by accounting adjustment or negative Top-line Revenues for the subsequent fiscal quarter) any Revenue Growth Bonus previously paid and determined (in accordance with GAAP) to have been overpaid, shall be offset against any subsequent Revenue Growth Bonus earned during the Term of this Agreement. In no case will the bonus earned exceed three and one-half percent (3.5%) of the increase of the Top-line Revenue for the fiscal year. Upon termination of this Agreement, any offset to be made against future Revenue Growth Bonuses shall be deemed non-recoverable.
     Section 3.3 FY2006 Bonus. In recognition for the Villarreal’s part in securing major contracts, the Company will pay Villarreal seventy eight thousand seven hundred fifty dollars ($78,750) for his successful efforts in securing this sale. Payment will be made quarterly during FY2007 as determined jointly by the Company and Villarreal. If accrued, 10% interest will be paid on the unpaid accrual.
     Section 3.4 Paid Vacation. Villarreal shall be entitled to be paid vacation time under the Company’s policies applicable to other senior executives of the Company’s policies, but in no event shall Villarreal be eligible for less than four (4) weeks of paid time off per calendar year.
     Section 3.5 Restricted Stock. Subject to approval of the Compensation Committee of the Board of Directors, which such grant shall be made as promptly hereafter as practicable, the Company will grant to Villarreal two hundred thousand (200,000) shares of restricted common stock under the Company’s 2000 Stock Option Plan (the “Plan”) as amended. The grant shall be subject to the terms and conditions of the Plan. A Restricted Share Agreement will be entered into between the Company and Villarreal, in a form approved by the Compensation Committee of the Board of Directors. The shares would vest twenty five thousand (25,000) shares April 3, 2006, eighty seven thousand five hundred (87,500) shares on April 3, 2007 and eighty seven thousand five hundred (87,500) shares on April 3, 2008.
     Section 3.6 Other Benefits. During the Term, Villarreal shall be entitled to participate in present and future employee benefit plans which are available to the Company’s employees, subject to eligibility requirements thereunder.
     Section 3.7 Disability or Death. If the Board of Directors determines, on the basis of professional medical advice, that Villarreal has become unable to substantially perform his duties under this Agreement due to illness or mental or physical disability with reasonable accommodation, and that such failure or inability has continued or is reasonably expected to continue for any consecutive six-month period, the Company shall have the option to terminate this Agreement by giving written notice to Villarreal thereof and the basis therefor at least thirty (30) days prior to the effective date of termination. This Agreement shall also terminate immediately upon Villarreal’s death. If Villarreal’s employment with the Company is terminated pursuant to this Section 3.7, the Company shall pay Villarreal the salary, bonuses, and commissions which are earned but unpaid as of the date of termination.
     Section 3.8 Severance.
     (a) If the Company terminates Villarreal’s employment other than for Cause pursuant to Section 1.3(d), other than by reason of death or Disability pursuant to Section 3.7, or if Villarreal resigns within ten (10) days following a material reduction in his duties (as per Section 2.2) or material reduction of compensation within six (6) months following a Change in Control then subject to Villarreal’s continuing obligations under Section 2.4 and Section 2.5 and in consideration of the execution, delivery and effectiveness of a general release of claims in a standard form approved by the Company, the Company shall pay to Villarreal a lump sum of two (2) times Villarreal’s current Base Salary in cash, any Revenue Growth Bonus (calculated on a trailing twelve month (TTM) year-to-year basis) and shall vest one hundred percent (100%) of Villarreal’s then remaining unvested portion of the Restricted Stock granted in accordance with this Agreement, in addition to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans, any unpaid FY2006 bonus accrued but unpaid (Section 3.3), within fifteen (15) days after the date of termination (or, if later, upon the effectiveness of the general release following any applicable revocation period).
     (b) If the Company terminates Villarreal’s employment for Cause, or if Villarreal resigns, then Villarreal shall only be entitled to be paid his accrued, unpaid Base Salary through the effective date of his termination of employment, any Revenue Growth Bonus (calculated on a trailing twelve month year-to-year basis), any unpaid FY2006 bonus accrued but unpaid (Section 3.3), and his entitlement to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans shall be determined in accordance with the terms of such plans.
     (c) No severance benefits shall be provided pursuant to this Section 3.8 if Villarreal’s employment is terminated by reason of expiration or non-renewal of this Agreement in accordance with Section 1.2. with the exception of any earned Revenue Growth Bonus or any unpaid FY2006 bonus.
     Section 3.9 Excess Parachute Payments.
     (a) If there is a “Change in Control” of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), a portion of the benefits to which Villarreal is entitled under this Agreement could be characterized as “excess parachute payments” within the meaning of Section 280G of the Code. The parties hereto acknowledge that the protections set forth in this Section 3.9 are important, and it is agreed that Villarreal should not have to bear the full burden of the excise tax that might be levied under Section 4999 of the Code or any similar provision of federal, state of local law, in the event that any portion of the benefits payable to Villarreal pursuant to this Agreement or the other incentive plans of the Company are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 3.9.
     (b) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution (including income recognized by Villarreal upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by the Company or any other Person to or for the benefit of Villarreal (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3.9, (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of any federal, state or local law or any interest or penalties are incurred by Villarreal with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay an additional payment, not to exceed the amount of Villarreal’s then current Base Salary in the aggregate (a “Gross-Up Payment”), in an amount such that after payment by Villarreal of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Villarreal retains an amount of the Gross-Up Payment equal to fifty percent (50%) of the Excise Tax imposed on the Payments. Villarreal will bear the cost of the remaining fifty percent (50%) until the aggregate Gross-Up Payments from the Company have reached the amount of Villarreal’s then current Base Salary, and will thereafter bear all additional taxes, interest or penalties.
     (c) In the event of any dispute as to the applicability or amount of any Gross-Up Payment, all determinations required to be made under this Section 3.9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm regularly employed by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Villarreal within fifteen (15) business days after the receipt of notice from Villarreal that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Villarreal, it shall furnish Villarreal with a written statement that failure to report the Excise Tax on Villarreal’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on the Company and Villarreal unless and until a final determination is received from the Internal Revenue Service indicating a contrary result. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If Villarreal thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Villarreal, consistent with the maximum limitation stated in this Section 3.9. In the event it is determined by the Accounting Firm that the Gross Payments previously made by the Company exceeded the limitations stated in this Section 3.9, upon written notice from the Company, accompanied by a copy of the Accounting Firm’s calculation of same, the amount of such overpayment shall be promptly paid by Villarreal to the Company.
ARTICLE 4
MISCELLANEOUS PROVISIONS
     Section 4.1 Entire Agreement. This Agreement contains the entire Agreement between the Parties and supersedes all prior oral and written Agreements, understandings, commitments, or practices between the Parties with respect to the subject matter hereof. Other than as expressly set forth herein, Villarreal and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding any matter relevant hereto. No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by the parties. The provisions of Sections 2.4, 2.5, and 2.6 shall survive termination of this Agreement.
     Section 4.2 Applicable Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Texas, notwithstanding choice of law provisions thereof; and the venue of any litigation commenced hereunder shall be Houston, Texas.
     Section 4.3 Injunctive Relief. Villarreal acknowledges that his services are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. If he should breach this Agreement, in addition to its rights and remedies under general law, the Company shall be entitled to seek equitable relief by way of injunction or otherwise.
     Section 4.4 Partial Invalidity. If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement should be held invalid or unenforceable, the remaining provisions thereof shall not be affected thereby, but shall continue to be given full force and effect as if the invalid or unenforceable provision had not been included herein.
     Section 4.5 Notices. Notices given under this Agreement shall be given by registered or certified mail, postage prepaid, return receipt requested, or by personal delivery to the respective addresses of the parties. Notices to Villarreal shall be sent to 5301 Hollister Road, Suite 250, Houston, Texas 77040, Attn: Mario Villarreal. Notices to the Company shall be sent to 5301 Hollister Road, Suite 250, Houston, Texas 77040, Attn: Chief Executive Officer. A mailed first-class notice shall be deemed given two (2) business days after deposit with U.S. Postal Service.
     Section 4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     Section 4.7 Assignment. This Agreement may not be assigned or encumbered in any way by Villarreal. The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company’s stock) to all or a controlling interest in the Company’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successor(s) and assign(s).
     Section 4.8 Limitation on Waiver. A waiver of any term, provision, or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.
     Section 4.9 Attorney’s Fees. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the Party prevailing in such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.
     Section 4.10 Taxes. All payments made pursuant to the provisions of this Agreement shall be subject to the withholding of applicable taxes.
     Section 4.11 Not for the Benefit of Creditors or Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the parties. This

Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement.
     IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

US DATAWORKS, INC.

By	/s/ Charles E. Ramey
Name	Charles E. Ramey
Title:	Chief Executive Officer

/s/ Mario Villarreal

Mario Villarreal